Exhibit 4.51

SUPPLEMENTARY AGREEMENT No 2

This Agreement was entered into on December 10, 2013 by and between:

Party A: Shanghai Juhuo Network Technology Co., Ltd.

Address: Building No.3, No.700 Yishan Road, Shanghai, the People’s Republic of China

Representative:

Contact Number

Party B: Shanghai Giant Network Technology Co., Ltd.

Address: Building No.3, No.700 Yishan Road, Shanghai, the People’s Republic of China

Representative:

Contact Number

WHEREAS,

1.	Party A and Party B entered into the Distribution and License Agreement (Party B’s number for this agreement is HT0411120016 and the Agreement is referred hereinafter as the “Original Agreement”) on June 21, 2011. According to the Original Agreement, Party A authorizes Party B to promote and distribute the platform software and Party B will pay the share of revenue to Party A.

2.	Party A and Party B entered into the Supplement Agreement No.1 in June 2013 (Party A’s Number of the Supplement Agreement is : HB0413060003, referred to as “Supplementary Agreement No.1”), by which Article 6.2 of the Original Agreement was modified.

NOW, THEREFORE, on the basis of the Original Agreement and after friendly negotiations, the Parties reach the following supplementary agreement to the Original Agreement and Supplementary Agreement No.1:

1.	The Parties agree to modify Article 27 of the Original Agreement as “27. Term of the Agreement: four years and a half from the Effective Date of this Agreement.”

2.	The Parties agree to modify Article 3.1 of the Original Agreement as “Party A authorizes Party B to use the platform software within the designated territory, to distribute and operate the supportive platform software for the customer service of World of Xianxia V1.0.” Party A and Party B’s rights and obligations provided under the authorization of the platform software also apply to the supportive platform software for the customer service of World of Xianxia V1.0.

3.	Within 50 business days after the Effect Date of this Supplementary Agreement, Party B shall pay the first installments of the initial license fee in the amount of 75 million RMB for the supportive platform software for the customer service of World of Xianxia V1.0. The time and amount of subsequent installments of initial license fee depends on the result of game operation. The calculation method for the supportive platform software for the customer service of World of Xianxia V1.0. is the same as provided in Article 1 of the Supplementary Agreement No.1.

4.	Matters that are not included in this Supplementary Agreement shall be governed by the Original Agreement and Supplementary Agreement No.1

5.	This Supplementary Agreement supersedes the Original Agreement and Supplementary Agreement No1 with regard to the subject matter.

6.	This Supplementary Agreement shall become effective immediately upon sealed by the Parties. This Supplementary Agreement is prepared in four counterparts, each party has two counterparts, and each of the counterparts shall be deemed an original.

Shanghai Juhuo Network Technology Co., Ltd.

Representative:

Date:

Party B: Shanghai Giant Network Technology Co., Ltd.

Representative:

Date: